Tercica, Inc.

Incentive Compensation Plan

Overview and Purpose

This Incentive Compensation Plan (the "Plan") was adopted by the Board of Directors of Tercica, Inc. ("Tercica") on February 27, 2006 and is designed to offer incentive compensation (i.e., bonuses and salary increases, including for promotions) to eligible employees of Tercica by rewarding achievement of corporate goals and individual performance objectives.

Administration

The Plan will be administered by the Compensation Committee of the Board of Directors (the "Compensation Committee") and the Chief Executive Officer. The Compensation Committee generally sets a one-year performance period under the Plan to run from January 1 through December 31. The Compensation Committee is responsible for approving any incentive compensation for executive officers and for recommending to the Board of Directors the incentive compensation for the Chief Executive Officer. The Chief Executive Officer is responsible for any incentive compensation for non-executive employees, within annual budgets approved by the Board of Directors and, with respect to bonuses, within the annual company-wide pool available for cash bonuses approved by the Compensation Committee, as provided below.

Eligibility

All employees working at least 20 hours per week (except for interns, post-doctoral fellows, employees covered by a sales compensation plan and employees hired after September 30), including Tercica's executive officers, are eligible to participate in the Plan. Eligible employees must remain employed by Tercica at the time awards are paid out under the Plan in order to receive their awards, if any. The Compensation Committee may modify, amend, revoke or suspend the Plan at any time in its sole discretion.

Corporate and Individual Performance

The Board of Directors approves annual corporate goals, which generally include clinical and regulatory goals, commercial goals relating to product sales, clinical and development objectives relating to projects in Tercica's pipeline, financial goals and manufacturing objectives. Each employee also has individual performance objectives (i.e., goals and responsibilities) that are determined at the beginning of each year. The Plan provides for the payment of cash compensation to employees at various levels depending on the extent that corporate goals and individual performance objectives are achieved.

Cash Bonuses

An individual's target cash bonus for each year is determined at the beginning of each year based on a percentage of base salary and a combination of Tercica's performance with respect to its corporate goals and the individual's performance with respect to his or her personal performance objectives. Tercica's management and the Compensation Committee retain the discretion to increase, reduce or eliminate the bonus that otherwise might be payable to any individual based on actual performance as compared to the individual's pre-established target bonus even if certain corporate goals or individual performance objectives are not met.

The total size of the potential company-wide bonus pool is determined each year by the Compensation Committee. The extent to which Tercica meets, exceeds or falls short of the corporate goals approved by the Board of Directors for each year, as determined by the Compensation Committee, determines the amount of funds available in the company-wide bonus pool for that year. The bonus pool is allocated among eligible employees based on recommendations from management and, with respect to executive officers, approval by the Compensation Committee, and with respect to the CEO, by the Board of Directors. Each employee's performance rating is based on an evaluation of the employee's achievement of his or her individual performance objectives and demonstration of Tercica's core values (PAGE).

Salaries

An individual's annual salary is determined at the beginning of each year by: (i) management with respect to non-executive officer employees, (ii) the Compensation Committee with respect to executive officers or (iii) the Board of Directors, upon the recommendation of the Compensation Committee, with respect to the Chief Executive Officer. Annual salaries, including potential increases thereto, are based on Tercica's financial resources.